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                                                                      Exhibit 11



              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                    AND COMMON SHARE EQUIVALENT (Unaudited)


                                                                                                Three Months Ended
                                                                                                         March 31,
                                                                                              -------------------------------
In thousands, except per share data                                                           1994                1993
- - -----------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                                             $ (7,900)           $36,000

Preferred stock dividend                                                                          (200)
                                                                                              --------            -------

Net income (loss) available for common stock                                                  $ (8,100)           $36,000
                                                                                              ========            =======

Average number of common shares and
    common share equivalents outstanding:
       Average number of common shares
          outstanding                                                                           56,300             55,700
       Add common share equivalents - Options
          to purchase common shares - net                                                                           3,400
                                                                                              --------            -------
Average number of common shares and
    common share equivalents outstanding                                                        56,300             59,100
                                                                                              ========            =======

Net income (loss) per common share and common
    share equivalent (primary and fully diluted)                                              $  (0.14)           $   .61
                                                                                              ========            =======





For the period ended March 31, 1994, loss per share was computed solely on the weighted average number of common shares outstanding during the period, since the inclusion of equivalents would be antidilutive.